                                                                     Exhibit 4.4

                                AMENDMENT TO NOTE


         This is an Amendment dated as of July 12, 2001 amending a certain Amended and Restated Revolving Credit Note Secured by Security Agreement and Other Collateral (the "Note") in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) dated August 8, 2000, made by Shared Technologies Cellular, Inc. ("Maker") payable to the order of Citizens Bank of Massachusetts ("Citizens").

         Citizens has endorsed and conveyed said note to Anthony Autorino ("Autorino") as of March 1, 2001, and Autorino has endorsed and conveyed said Note to Mobile Investments LLC ("Lender") as of March 1, 2001.

         In consideration of the Lender entering into the Ninth Amendment Agreement and these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Note is hereby amended as follows:

         a) The amount of the Note is hereby increased to Four Million One Hundred Seventy-Eight Thousand Six Dollars and 96/100 ($4,178,006.96). For value received, the Maker promises to pay to the order of the Lender said amount, or such lesser amount advanced under the Credit Agreement (hereafter defined).

         b) Unless an Event of Default shall have occurred, no principal or interest shall be payable until the maturity date set forth in the Note.

         c)       The Note may be prepaid prior to said maturity date.

         d) There is currently owing the amount of $103,154.18 of interest accrued under the Note.

         The Note as amended hereby is the Note referred to in and is entitled to the benefits of, and subject to the terms of that certain Loan Agreement dated July 7, 1999 among Maker and Lender, as amended by that certain First Amendment Agreement dated as of December 3, 1999, that certain Second Amendment Agreement dated May 1, 2000, that certain Third Amendment Agreement dated August 8, 2000, that certain Fourth Amendment Agreement dated March 1, 2001, that certain Fifth Amendment Agreement dated March 30, 2001, that certain Sixth Amendment Agreement dated April 20, 2001, that certain Seventh Amendment Agreement dated May 2, 2001, that certain Eighth Amendment Agreement dated June 15, 2001, and that certain Ninth Amendment Agreement of even date herewith (said Credit Agreement and the previously mentioned Amendments, as they may be further amended or modified from time to time, are herein collectively referred to as the "Credit Agreement"). The Credit Agreement is incorporated herein by reference.

         The Maker expressly acknowledges that:

         a) This Agreement constitutes an amendment to the Note, which is an amendment and restatement in its entirety of that certain $10,000,000.00 Promissory Note dated July 7, 1999 payable by the Maker to State Street Bank and Trust, as assigned to the Lender, as previously amended and restated by that certain $5,000,000.00 Promissory Note dated May 1, 2000 payable to Citizens Bank of Massachusetts ("Citizens") as modified by the Third Amendment Agreement dated as of August 8, 2000 between Maker and Citizens as assigned to the Lender, the Amendment to Note dated May 2, 2001 and the Amendment to Note dated June 15, 2001 (collectively the "Original Note"); and

         b) This Amendment is not a discharge or novation of the Original Note; and

         c) Notwithstanding the terms hereof, the Lender has expressly reserved its rights against the Maker under the Original Note as provided under Massachusetts Law and pursuant to judicial precedent, both as in effect from time to time.

         This Agreement and all transactions hereunder and/or evidenced herein shall be governed by, construed, and enforced in accordance with the substantive laws of the State of Connecticut.

         IN WITNESS WHEREOF, the Maker has caused this Amendment to Note to be executed as an instrument under seal by its duly authorized representative all as of the date first above written.



WITNESS:                                    SHARED TECHNOLOGIES CELLULAR, INC.


________________________________            By: ________________________________

                                                Its



                                            MOBILE INVESTMENTS LLC

                                            By: Oakes, Fitzwilliams & Co., Inc.
                                                Its Manager


________________________________            By: ________________________________
                                                Herbert L. Oakes, Jr.
                                                Its President



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